Exhibit 10.39

AMENDED AND RESTATED SERVICES AGREEMENT

This Amended and Restated Services Agreement (the “Agreement”) is hereby entered into as of September 25, 2026 (the “Signing Date”), by and between Morné Engelbrecht (“You,” “you” or “Executive”) and REEcycle Holdings, Inc., a Delaware corporation (“REEcycle”), and its wholly owned subsidiary Rare Resource Recycling, Inc., a Texas corporation (“Rare Resource”) (REEcycle and Rare Resource are together the “Company”, and collectively with You, the “Parties”). This Agreement sets forth the terms and conditions whereby you agree to provide certain services as described in Schedule A attached hereto.

This Agreement is effective as of August 5, 2026 (“Effective Date”), the date of your appointment as Interim Chief Financial Officer of the Company.

This Agreement amends and restates in its entirety that certain Services Agreement between you and the Company dated March 1, 2026, as amended by Amendment to Services Agreement dated May 29, 2026 (the “Prior Agreement”) from and after the Effective Date. Notwithstanding the foregoing, Sections 4 (Relationship of the Parties, Tax Matters), 5 (Intellectual Property Rights), 6 (Confidentiality) and 7 (Representations and Warranties) survive with respect to your Services under the Prior Agreement through the Effective Date.

The Company is party to a Business Combination Agreement, dated as of May 31, 2026, by and among Hall Chadwick Acquisition Corp. (“HCAC”), HCAC Star Merger Sub, Inc., and the Company, as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms (the “Business Combination Agreement”). Certain provisions of this Agreement are effective only as of and subject the closing (the “Closing”) of the transactions contemplated by the Business Combination Agreement.

1. SERVICES.

1.1 The Company hereby engages you, and you hereby accept such engagement, to provide certain services to the Company on the terms and conditions set forth in this Agreement.

1.2 You shall provide to the Company the services set forth in Schedule A (the “Services”).

1.3 The Company does not and shall not control or direct the manner or means by which you perform the Services, including but not limited to the time and place you perform the Services.

1.4 Without limiting the foregoing, the Services are non-exclusive and you have advised the Company, and the Company acknowledges, that you have outside engagements as detailed on Schedule B hereto.

1.5 The Company shall provide you with access to its premises, materials, information and systems to the extent necessary for the performance of the Services. You shall furnish, at your own expense information technology equipment necessary to perform the Services.

1.6 You shall comply with all third-party access rules and procedures communicated to you in writing by the Company, including those related to safety, security, and confidentiality.

2. TERM. The term of this Agreement shall commence on the Effective Date and shall continue until terminated in accordance with Section 9 (the “Term”). Any extension of the Term will be subject to mutual written agreement between the Parties.

3. FEES AND EXPENSES.

3.1 As full compensation for the Services and the rights granted to the Company in this Agreement, the Company shall pay you fees as set forth on Schedule A (the “Fees”).

3.2 The Company will reimburse travel related costs and expenses incurred in accordance with Company policies, including travel related expenses incurred before the date of this Agreement.

3.3 The Company shall pay the Cash Compensation (as defined in Schedule A) monthly in arrears on the last Business Day of each month against a monthly invoice from you (each an “Invoice”); no time records are required in support of the fixed monthly Cash Compensation. Any other undisputed Fees shall be paid within five (5) Business Days after the Company receives an Invoice for them.

4. RELATIONSHIP OF THE PARTIES; TAX MATTERS.

4.1 You acknowledge and agree that this Agreement is a contract for services and not an employment agreement. You also acknowledge and agree that your compensation under this Agreement exceeds the contractor high income threshold under s 15AB of the Fair Work Act. Contemporaneously with this Agreement, you agree to execute and deliver the opt-out notice attached hereto as Exhibit A (the “Opt-Out Notice”) pursuant to which you elect that section 15AA of the Fair Work Act 2009 (Cth) does not apply to the relationship between you and the Company. You understand and agree that this means that the relationship between you and the Company will be determined in accordance with the terms of this Agreement, rather than by reference the totality of the relationship including, but not limited to, how the contract is performed in practice. You further acknowledge and agree that the Company is entitled to rely on the Opt-Out Notice.

4.2 REEcycle has appointed you Chief Financial Officer as of August 5, 2026 in accordance with the REEcycle’s Bylaws and Section 142 of the Delaware General Corporation Law and you shall have authority to bind the Company in connection with the proper performance of your duties and responsibilities as Chief Financial Officer, subject to applicable law and the Company’s governance requirements. You shall have such authority as is reasonably necessary and appropriate to perform your duties and responsibilities as Chief Financial Officer, including the authority to execute, approve, enter into and otherwise take actions and make commitments on behalf of the Company in the ordinary course of the Company’s business and in connection with the performance of your role as Chief Financial Officer. You shall not require separate prior written consent of the Company for actions taken in the proper performance of your duties as Chief Financial Officer. Matters that are outside the ordinary course of the Company’s business or outside the scope of your duties and responsibilities as Chief Financial Officer shall remain subject to the approval of the Company’s Board of Directors (the “Board”) or a committee thereof and as required under the Company’s applicable governance arrangements.

4.3 Without limiting Section 4.1, you will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing, or retirement benefits, or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining workers’ compensation insurance on your behalf. Nothing in this Section 4.3 limits your entitlements under Section 3.2 (expenses), Section 8 (insurance and indemnification) or Schedule A (including paragraph 8 of Schedule A).

4.4 You represent and warrant that you are not a U.S. person (as defined under the U.S. Internal Revenue Code and applicable Treasury Regulations) and that the Services will be predominantly performed outside the United States. You agree to provide the Company with a duly completed and signed IRS Form W-8BEN prior to any payment of Fees, and to promptly provide an updated Form W-8BEN upon request or whenever a previously provided form becomes invalid. You acknowledge that, based on such representations and the delivery of a valid Form W-8BEN, the Fees are not subject to U.S. federal income tax withholding. You shall be solely responsible for all taxes, duties, levies, and other charges imposed by any foreign or local taxing authority on the Fees, including any applicable value-added, goods and services, or similar taxes, and shall indemnify and hold harmless the Company from any liability, penalty, or expense arising from your failure to satisfy such obligations. Notwithstanding the foregoing, if the Company reasonably determines that withholding is required under applicable law (including as a result of your failure to provide or maintain a valid Form W-8BEN), the Company shall, after good faith consultation with you, be entitled to withhold the required amount from any Fees otherwise due to you.

4.5 The Company agrees to provide You with any information reasonably requested in order for you to comply with Australian tax laws (including Division 83A of the Income Tax Assessment Act 1997 (Cth)). Where the Company (or, following the Closing, HCAC) provides Employee Share Scheme (“ESS”) interests to you, the Company will provide you with an ESS statement for each relevant income year and lodge an ESS annual report with the Australian Taxation Office in accordance with Division 392 in Schedule 1 to the Taxation Administration Act 1953 (Cth).

4.6 Any persons employed or engaged by you in connection with the performance of the Services shall be your employees or contractors and you shall be fully responsible for them and indemnify the Company against any claims made by or on behalf of any such employee or contractor.

5. INTELLECTUAL PROPERTY RIGHTS.

5.1 All documents, work product, and other materials that are delivered in connection with this Agreement and the Services provided (collectively, the “Deliverables”) and all other writings, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, and materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, modified, conceived, or reduced to practice in the course of performing the Services or other work performed in connection with the Services or this Agreement (collectively, and including the Deliverables, “Work Product”), and all patents, copyrights, trademarks (together with the goodwill symbolized thereby), trade secrets, know-how, and other confidential or proprietary information, and other intellectual property rights (collectively “Intellectual Property Rights”) therein, shall be owned exclusively by the Company. You acknowledge and agree that any and all Work Product that may qualify as “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101) is hereby deemed “work made for hire” for the Company and all copyrights therein shall automatically and immediately vest in the Company. To the extent that any Work Product does not constitute “work made for hire,” you hereby irrevocably assign to the Company and its successors and assigns, for no additional consideration, your entire right, title, and interest in and to such Work Product and all Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof.

5.2 To the extent any copyrights are assigned under this Section 5, you hereby irrevocably waive in favor of the Company, to the extent permitted by applicable law, any and all claims you may now or hereafter have in any jurisdiction to all rights of paternity or attribution, integrity, disclosure, and withdrawal and any other rights that may be known as “moral rights” in relation to all Work Product to which the assigned copyrights apply.

5.3 You shall make full and prompt written disclosure to the Company of any inventions constitute Work Product, whether or not such inventions are patentable or protected as trade secrets. You shall not disclose to any third party the nature or details of any such inventions without the prior written consent of the Company. Any patent application for or application for registration of any Intellectual Property Rights in any Work Product that you may file during the Term or at any time thereafter will belong to the Company, and you hereby irrevocably assign to the Company, for no additional consideration, your entire right, title, and interest in and to such application, all Intellectual Property Rights disclosed or claimed therein, and any patent or registration issuing or resulting therefrom.

5.4 Upon the request of the Company, during and after the Term, you shall promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, and provide such further cooperation, as may be necessary to assist the Company to apply for, prosecute, register, maintain, perfect, record, or enforce its rights in any Work Product and all Intellectual Property Rights therein. In the event the Company is unable, after reasonable effort, to obtain your signature on any such documents, you hereby irrevocably designate and appoint the Company as your agent and attorney-in-fact, to act for and on your behalf solely to execute and file any such application or other document and do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or other intellectual property protection related to the Work Product with the same legal force and effect as if you had executed them. You agree that this power of attorney is coupled with an interest.

5.5 Notwithstanding Section 5.1, to the extent that any of your pre-existing materials are incorporated in or combined with any Deliverable or otherwise necessary for the use or exploitation of any Work Product, you hereby grant to the Company an irrevocable, worldwide, perpetual, royalty-free, non-exclusive license to use, publish, reproduce, perform, display, distribute, modify, prepare derivative works based upon, make, have made, sell, offer to sell, import, and otherwise exploit such preexisting materials and derivative works thereof. The Company may assign, transfer, and sublicense (through multiple tiers) such rights to others without your approval.

5.6 As between you and the Company, the Company is, and will remain, the sole and exclusive owner of all right, title, and interest in and to any documents, specifications, data, know-how, methodologies, software, and other materials provided to you by the Company (“Company Materials”), and all Intellectual Property Rights therein. You have no right or license to reproduce or use any Company Materials except solely during the Term to the extent necessary to perform your obligations under this Agreement. All other rights in and to the Company Materials are expressly reserved by the Company. You have no right or license to use the Company’s trademarks, service marks, trade names, logos, symbols, or brand names.

6. CONFIDENTIALITY.

6.1 You acknowledge that you will have access to information that is treated as confidential and proprietary by the Company including without limitation, the existence and terms of this Agreement, trade secrets, technology, and information pertaining to business operations and strategies, customers, pricing, marketing, finances, sourcing, personnel, or operations of the Company, its affiliates, or their suppliers, or customers, in each case whether spoken, written, printed, electronic, or in any other form or medium (collectively, the “Confidential Information”). Any Confidential Information that you access or develop in connection with the Services, including but not limited to any Work Product, shall be subject to the terms and conditions of this clause. You agree to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the Company in each instance, and not to use any Confidential Information for any purpose except as required in the performance of the Services. You shall notify the Company immediately in the event you become aware of any loss or disclosure of any Confidential Information.

6.2 Confidential Information shall not include information that: (a) is or becomes generally available to the public other than through your breach of this Agreement; or (b) is communicated to you by a third party that had no confidentiality obligations with respect to such information.

6.3 Nothing herein shall: (a) be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order; or (b) prohibit or restrict you (or your attorney) from initiating communications directly with, responding to an inquiry from, providing testimony before, or otherwise participating in any investigation or proceeding conducted by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization, or any other federal or state regulatory authority regarding possible securities law violations, provided, that you use best efforts (unless otherwise prohibited by law) to give notice to the Company of any such communications or participation when initiated and/or give (as applicable).

6.4 Notice of Immunity Under the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement:

(a) You will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(i) is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or

(ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(b) If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Company’s trade secrets to your attorney and use the trade secret information in the court proceeding if you:

(i) file any document containing the trade secret under seal; and

(ii) do not disclose the trade secret, except pursuant to court order.

7. REPRESENTATIONS AND WARRANTIES.

7.1 You represent and warrant to the Company that:

(a) you have the right to enter into this Agreement, to grant the rights granted herein, and to perform fully all of your obligations in this Agreement;

(b) your entering into this Agreement with the Company and your performance of the Services do not and will not conflict with or result in any breach or default under any other agreement to which you are subject;

(c) you have the required skill, experience, and qualifications to perform the Services, you shall perform the Services in a professional and workmanlike manner in accordance with generally recognized industry standards for similar services and you shall devote sufficient resources to ensure that the Services are performed in a timely and reliable manner;

(d) you shall perform the Services in compliance with all applicable federal, state, and local laws and regulations, including by maintaining all licenses, permits, and registrations required to perform the Services;

(e) the Company will receive good and valid title to all Work Product, free and clear of all encumbrances and liens of any kind; and

(f) all Work Product is and shall be your original work (except for material in the public domain or provided by the Company) and, to the best of your knowledge, does not and will not violate or infringe upon the intellectual property right or any other right whatsoever of any person, firm, corporation, or other entity.

7.2 The Company hereby represents and warrants to you that:

(a) it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder; and

(b) the execution of this Agreement by its representative whose signature is set forth at the end of this Agreement has been duly authorized by all necessary corporate action.

8. INSURANCE AND INDEMNIFICATION. You and the Company have entered into an indemnification agreement dated July 31, 2026 (“Indemnification Agreement”). Without limiting Section 16 of the Indemnification Agreement, the Company confirms that it shall obtain and maintain directors’ and officers’ liability insurance, covering you on terms and in amounts no less favorable than those provided to any other director or executive officer of the Company (or, following the Closing, HCAC) from time to time, pre-fund your reasonable legal costs and expenses as they are incurred, whether or not the insurers have accepted the claim and shall maintain such coverage (including by way of run-off or tail coverage) in respect of your acts and omissions while an officer and/or advisor for not less than six (6) years following the Date of Termination.

9. TERMINATION. Your Services shall terminate automatically upon your death or Disability; the Company may terminate your Services for Cause or without Cause and you may terminate your Services with or without Good Reason (the date of any such events, the “Date of Termination”). Following the Date of Termination, you shall have no further rights to any compensation or any other benefits under this Agreement, except as set forth in the applicable provisions of this Section 9. Upon termination of your Services for any reason, you shall receive: (A) unpaid compensation through the Date of Termination, (B) any expense reimbursement owed within 20 business days of the date of Termination, provided you properly submit documentation therefor in accordance with applicable Company policy within 10 business days after the Date of Termination ((A) and (B) collectively, the “Accrued Amounts”).

9.1 Death; Disability; Termination for Cause; Termination without Good Reason. Upon a termination of your Services (i) due to your death or Disability, or (ii) by any member of the Company for Cause or by you without Good Reason, you (or, in the case of your death, your estate and/or beneficiaries) shall be entitled to the Accrued Amounts and you shall have no further right or entitlement under this Agreement to payments arising from termination of your Services due to death or Disability, for Cause, or by you without Good Reason.

9.2 Termination Without Cause or for Good Reason. In the event that, any member of the Company terminates your Services without Cause or you terminate your for Good Reason, in lieu of any payments or benefits under any other Company program or policy, you shall be entitled to the Accrued Amounts and, subject to your material compliance with Sections 5, 6 and 11 through 16 and the effectiveness of the Release as set forth below, payment of the following (collectively, “Severance”):

(a) an amount in cash equal to the sum of (X) twelve (12) months’ Cash Compensation and (Y) the higher of your Target Incentive or the Incentive paid for the last preceding fiscal year, such amount shall be paid in installments over twelve (12) months and shall commence on the Severance Payment Date (defined below), with any installments that would otherwise have been paid before that date paid in a lump sum on that date; and

(b) any earned but unpaid Annual Incentive for any fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time Annual Bonuses are paid to other senior executives of the Company.

(c) Definitions.

(d) “Cause” will exist if any member of the Company reasonably determines that you engaged in (i) any breach by you of any written agreement between you and any member of the Company; (ii) any material failure by you to comply with Company written policies or rules as the same may be in effect from time to time; (iii) neglect or persistent unsatisfactory performance of your duties; (iv) your repeated failure to follow reasonable and lawful instructions from the Board; (v) your commission, conviction of, or plea of guilty or nolo contendere to, any felony or any crime that results in, or is reasonably expected to result in, material harm to the business or reputation of the Company; (vi) your commission of or participation in any act (A) that causes material harm to the business or reputation of the Company; or (B) of fraud against any member of the Company; (vii) your damage to the Company’s business, property or reputation; or (viii) your unauthorized use or disclosure of any proprietary information or trade secrets of any member of the Company or any other party to whom you owes an obligation of nondisclosure as a result of your relationship with the Company. For purposes of clarity, a termination without “Cause” does not include any termination that occurs as a result of your death or Disability. The Company will provide you written notice of Cause within the scope of clauses (i) through (iv) above, and you shall have thirty (30) days from the date of such notice to cure. The determination as to whether cure has occurred and/or whether your Services have been terminated for Cause shall be made in good faith by the Board and shall be final and binding on you. The foregoing definition does not in any way limit the any member of the Company’s ability to terminate your Services at any time. Furthermore, your Services shall be deemed to have terminated for Cause within the meaning hereof if, at any time (whether before, on, or after termination of your Services), any member of the Company becomes aware of facts that would have been Cause if any member of the Company had known of all relevant facts. This definition of “Cause” applies for the purposes of all awards granted to you under the LTIP Plan.

(e) “Disability” means your inability due to a mental or physical impairment to substantially perform your duties for any member of the Company for 90 consecutive days or 180 days in any one-year period. If the parties cannot agree as to the existence of your Disability, the same shall be determined in writing by a qualified independent medical authority mutually acceptable to you and the Company. You shall fully cooperate in good faith in connection with the determination of whether Disability exists. A termination of your Services due to Disability shall be effective on the date any member of the Company delivers written notice thereof to you following such determination.

(f) “Good Reason” means the occurrence, without your express written consent, of: (A) a material diminution in your title, duties or responsibilities; or (B) a material reduction in Cash Compensation (except that your Cash Compensation may be reduced on a proportionate basis that affects all other similarly situated Company executive officers, provided that your Cash Compensation is restored to its prior level when the salaries of other similarly situated Company executive officers are restored to their prior levels); provided that you may terminate for Good Reason only if (I) within 60 days of the date you have actual knowledge of the occurrence of an event of Good Reason, you provide written notice to the Company specifying such event, (II) any member of the Company does not cure such event within 30 days of such notice, and (III) you deliver a Notice of Termination within 30 days after the end of such cure period (in which case the Date of Termination within such 30 days after the end of the cure period shall be deemed timely for purposes of this clause (III)). For the avoidance of doubt, “Good Reason” will not exist if any member of the Company suspends your Services pending investigation into potential misconduct or violation of Company policy by you.

(g) “Change in Control” has the meaning given in the LTIP Plan.

9.3 Release. As a condition for receiving the payments and benefits set forth in Section 9, you shall be required, within 60 days of the Date of Termination, to execute, deliver, and not revoke (with any applicable revocation period having expired) a general release of claims in a form satisfactory to the Board in its sole discretion (the “Release”). If the Release does not become effective within 60 days of the Date of Termination, then you will not have any right or entitlement to the Severance. Subject to applicable law, the Severance shall be paid on the first regularly scheduled payroll date following the date the Release becomes effective (the “Severance Payment Date”); provided that, if such 60-day period begins in one calendar year and ends in the following calendar year, the Severance Payment Date shall be the first regularly scheduled payroll date in the second such calendar year.

9.4 Full Discharge. The amounts payable to your under this Section 9 shall be in full and complete satisfaction of your rights under this Agreement and any other claims you may have in respect of your Services for any member of the Company, and you acknowledge that such amounts are fair and reasonable, and your sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of your Services hereunder or breach of this Agreement. Nothing contained in this sub-section shall serve as a bar to any claim that would not have been released if you executed the Release upon your Date of Termination, whether or not such release is required to be executed in connection with such termination. Nothing in this Section shall limit your rights (i) under the Indemnification Agreement or (ii) under Section 8 or 10.

9.5 Business Combination not a Termination. None of the entry into the Business Combination Agreement, the Business Combination, the Closing, the novation of this Agreement (or the entry into a new agreement) under paragraph 9 of Schedule A, or your serving as Chief Financial Officer of HCAC (as renamed REEcycle, Inc.) rather than of the Company, will constitute or be deemed to constitute a termination of this Agreement (with or without Cause), a Change in Control or Good Reason, and your service from the Effective Date will be recognized as continuous service (including as “Continuous Service” under the LTIP Plan as defined in Schedule A) with HCAC for all purposes.

9.6 Upon expiration or termination of this Agreement for any reason, or at any other time upon the Company’s written request, you shall promptly after such expiration or termination:

(a) preserve and protect all Company records, data, and communications (including Confidential Information) and you will not delete, transfer, or alter such information, except in accordance with the Company’s policies and/or authorization;

(b) deliver to the Company all Deliverables (whether complete or incomplete) and all materials, equipment, and other property provided for your use by the Company, including, computers, laptops, iPads, tablets, cell phones, e-mails, cloud-based storage, encryption keys, tokens, passwords, account information, and other electronic storage devices;

(c) deliver to the Company all tangible documents and other media, including any copies, containing, reflecting, incorporating or based on the Confidential Information;

(d) permanently delete all Confidential Information stored electronically in any form, including on computer systems, networks, and devices such as cell phones; and

(e) certify in writing to the Company that you have complied with the requirements of this clause.

9.7 The terms and conditions of Sections 9.2, 9.3, 9.4, 9.5, 9.7 and this Section 9.8 and Sections 4, 5, 6, 7, 8, 11, 12, 13, 14, 15 and 16 shall survive the expiration or termination of this Agreement to the extent applicable by their nature.

10. OTHER BUSINESS ACTIVITIES. Other than as has been disclosed to the Company at the date of this Agreement on Schedule B, you agree that you are not, and during the Term of this Agreement shall not be, engaged or employed in any business, trade, profession, or other activity that would create a Material Conflict of Interest with the Company. If a Material Conflict of Interest arises during the Term of this Agreement, you shall immediately notify the Company in writing. If the Company determines, acting reasonably, that a Material Conflict of Interest exists, the Company may give you written notice specifying the conflict and, if you do not resolve the conflict to the Company’s reasonable satisfaction within thirty (30) days after such notice, the Company may terminate the Agreement upon written notice to you. If the Material Conflict of Interest pertains to an engagement that is disclosed on Schedule B as of the Closing Date which you decline to resolve, then any termination under this Section 10 following your failure to resolve the conflict shall be treated as a termination without Cause. If the Material Conflict of Interest pertains to an new engagement that was not disclosed on Schedule B as of the Closing Date which you decline to resolve, then any termination under this Section 10 following your failure to resolve the conflict shall be treated as a termination for Cause For the purpose of this clause a “Material Conflict of Interest” means a conflict that would reasonably be expected to materially impair your ability to perform the Services in the best interests of the Company. For the avoidance of doubt, the existence of other clients, investments or business activities will not of itself constitute a Material Conflict of Interest unless such activities give rise to a conflict that meets the standard set out above.

11. RESTRICTIVE COVENANTS.

11.1 Definitions. “Competing Business” means any person, business or enterprise which is engaged anywhere in the world in (i) rare earth element (“REE”) and REE oxide production including, without limitation, mining, sourcing, recycling, processing, import/export, sales and marketing, (ii) REE element feedstock processing and handling for REE containing magnet extraction including, without limitation, hard-drive disassembly technologies, processes, procedures and equipment, and (iii) with respect to (i) and (ii) all associated technical, process, engineering and manufacturing know-how. “Restricted Area” means each country in which the Company engages in business, or provides any products or services during the Term.

11.2 Acknowledgments. You acknowledge that each member of the Company has invested extraordinary resources to the development of protectable business interests, including Confidential Information, relationships with Company employees, contractors and customers and highly valuable goodwill. You also acknowledge that: (a) the Company takes significant steps to preserve and to protect its Confidential Information and other protectable business interests; (b) these protectable business interests are critical to the Company’s competitive advantage and ability to operate as a going concern; (c) during the course of your Services for any member of the Company, you have had and will continue to have access and exposure to the Company’s Confidential Information and other protectable business interests; (d) the Company’s protectable business interests will retain continuing vitality throughout and beyond your Services for any member of the Company; (e) if you were to leave any member of the Company and perform services for a competitor in a manner proscribed by this Agreement, it is highly likely, if not inevitable, that you would rely upon the Company’s Confidential Information in the course of your work, either consciously or subconsciously; (f) any diminution of the Company’s competitive advantage caused by you engaging in the activities proscribed by this Agreement would have severe and irreparable repercussions on the Company’s business; and (g) in light your general knowledge and skill, compliance with this Agreement will not prevent you from earning a living following the termination of your Services for any member of the Company. Accordingly, you acknowledge and agree that the restrictions in Section 11 are necessary to safeguard the Company’s protectable business interests, and your compliance with such restrictions does not and will not impose an undue hardship on you.

11.3 Non-competition. During the period in which you serve as Chief Financial Officer and for the twelve (12) months after the earlier of the Transition Date (as defined in paragraph 2(a) of Schedule A) and the termination of your Services with any member of the Company, whether with or without Cause or by you for Good Reason, you will not, directly or indirectly, carry on or render services in any executive or senior-level position or in any capacity that otherwise involves duties of operational management, business strategy, sales, marketing, business development, product development, employee recruitment, customer procurement (or any other position where your performance of services could be reasonably expected to risk disclosure of the Company’s Confidential Information) to or on behalf of any Competing Business within the Restricted Area and so long as any member of the Company carries on a like business within the Restricted Area. For the avoidance of doubt, this Section 11.3 will not, however, prevent you from acquiring, solely as an investment, any publicly-traded securities of any person so long as you remain a passive investor in such person and do not own more than one percent (1%) of the outstanding securities thereof or from carrying on, during or after the Term, the outside activities identified on Schedule B (including in respect of any business or asset acquired by, or combined with, any entity identified on Schedule B), provided that you comply with Section 6.

11.4 Non-Solicitation of Employees. During the Term and for the twelve (12) months after the termination of your Services with any member of the Company, whether with or without Cause or Good Reason, you will not, directly or indirectly, for you or any third party other than any member of the Company, hire, solicit, engage, induce, recruit, or encourage any Group employee or contractor, or attempt to hire, solicit, induce, recruit, or encourage any Group employees or contractors, to leave their employment or terminate their service relationship with any member of the Company (the “Restricted Personnel”); provided, that the foregoing shall not be violated or breached by general advertising not directly targeted at the Restricted Personnel, so long as such person is not thereafter hired, solicited, induced, recruited, or encouraged to leave employment with the Company.

11.5 Non-Solicitation of Other Parties. During the Term and for the twelve (12) months after the termination of your Services with any member of the Company, whether with or without Cause or Good Reason, you will not, directly or indirectly, for you or any other third party other than any member of the Company, solicit, persuade, or encourage, or attempt to solicit, persuade, or encourage any current or prospective customer, supplier or vendor with whom you had Material Contact within the period of twenty-four (24) months prior to termination of your Services with any member of the Company to limit, reduce, refrain from, or cease doing business with any member of the Company. “Material Contact” has occurred if (a) you had material business dealings with the individual or entity on behalf of any member of the Company; (b) you were responsible for supervising or coordinating the material business dealings between the individual/entity and any member of the Company; or (c) you obtained Confidential Information about the individual/entity as a result of your Services with any member of the Company.

11.6 Non-Disparagement. You agree that you shall not, whether during or following employment, make, publish, or communicate in any form, including orally, in writing, or through any public forum, any defamatory or disparaging remarks, comments, or statements concerning any member of the Company, its stockholders, officers, directors, employees, affiliates, agents, customers, suppliers, investors, or any other associated third parties. This obligation shall not apply to (i) truthful statements made in connection with any legal proceeding or as required by applicable law, legal process, regulation or a valid order of a court or authorized government agency, provided such statements do not exceed the requirements thereof, or (ii) any communication or activity described in Section 6.4. You further agree to refrain from engaging in any conduct or taking any action that would reasonably be expected to harm the reputation, goodwill, or business relationships of any member of the Company.

11.7 Reasonableness of Restrictions. You agree that the scope and duration of the restrictions and limitations described in Section 11 are reasonable and necessary to protect the legitimate business interests of the Company. In particular, but without limiting the foregoing, you acknowledge and understand that the Company’s business is not confined to any single geographic area and, therefore, your physical presence in a certain location is not necessary for you to threaten any member of the Company’s protectable business interests. Accordingly, you understand and agree that the geographic limitations set forth in this Agreement are reasonable and necessary under the circumstances. The existence of a cause of action by you against any member of the Company shall not constitute a defense to enforcement of the restrictions on you contained in this Agreement.

11.8 Tolling. In the event that you breach any of the restrictive covenants as set forth in Sections 11.3-11.5 of this Agreement, the periods of non-competition and/or non-solicitation described in Sections 11.3-11.5 will be extended by an amount of additional time equal to the amount of time between when such breach commenced and ending when the activities constituting such breach ended.

11.9 Modification of Restrictive Covenants. The covenants contained in this Section will be construed as a series of separate covenants. If any such restriction or covenant shall be held by any court or arbitrator of competent jurisdiction to be void or unenforceable, but would be valid if modified in scope, deleted in part, or reduced in application, such restriction or covenant shall apply in such jurisdiction with such deletion or modification as may be necessary to make it valid and enforceable. In the event that any of the provisions of this Section 11 are deemed to exceed the time, geographic, or scope limitations permitted by law, then it is the intent of the parties that such provisions be reformed to the maximum time, geographic, or scope limitations found permissible under applicable law and consistent with the Parties’ intent.

11.10 Notice to Third Parties. You agree that for so long as you are subject to the non-competition and non-solicitation restrictions under this Agreement, you shall inform any entity or person with whom you may seek to enter into a business relationship (whether as an owner, employee, independent contractor or otherwise) of your contractual obligations under this Agreement. You also understand and agree that any member of the Company may, with or without prior notice to you, but only during the period in which you remain subject to Sections 11.3 to 11.5, notify third parties of your agreements and obligations under this Agreement. You further agree that, upon written request by any member of the Company, you will respond in writing regarding your compliance with all terms of this Agreement.

12. ASSIGNMENT. You shall not assign any rights, or delegate or subcontract any obligations under this Agreement without the Company’s prior written consent. Any assignment in violation of the foregoing shall be deemed null and void. The Company may freely assign its rights and obligations under this Agreement at any time. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against each of the Parties hereto and their respective successors and assigns.

13. REMEDIES. In the event you breach or threaten to breach Section 6 or Section 12 of this Agreement, you hereby acknowledge and agree that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief restraining such breach or threatened breach from any court of competent jurisdiction, and that money damages would not afford an adequate remedy, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. This equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

14. ARBITRATION

14.1 Any dispute, controversy, or claim arising out of or related to this Agreement or any breach or termination of this Agreement, including but not limited to the Services you provide to the Company, and any alleged violation of any federal, state, or local statute, regulation, common law, or public policy, whether sounding in contract, tort, or statute, shall be submitted to and decided by binding arbitration. Arbitration shall be administered by the American Arbitration Association and held in Houston, Texas before a single arbitrator, in accordance with the American Arbitration Association’s rules, regulations, and requirements. Any arbitral award determination shall be final and binding upon the Parties. Judgment on the arbitrator’s award may be entered in any court of competent jurisdiction.

14.2 Arbitration shall proceed only on an individual basis. The Parties waive all rights to have their disputes heard or decided by a jury or in a court trial and the right to pursue any class or collective claims against each other in court, arbitration, or any other proceeding. Each party shall only submit their own individual claims against the other and will not seek to represent the interests of any other person. The arbitrator shall have no jurisdiction or authority to compel any class or collective claim, or to consolidate different arbitration proceedings with or join any other party to an arbitration between the Parties. The arbitrator, not any court, shall have exclusive authority to resolve any dispute relating to the enforceability or formation of this Agreement and the arbitrability of any dispute between the Parties, except for any dispute relating to the enforceability or scope of the class and collective action waiver, which shall be determined by a court of competent jurisdiction.

15. GOVERNING LAW, JURISDICTION, AND VENUE This Agreement and all related documents including all schedules attached hereto and all matters arising out of or relating to this Agreement and the Services provided hereunder, whether sounding in contract, tort, or statute, for all purposes shall be governed by and construed in accordance with the laws of the State of Delaware (including its statutes of limitations and applicable state choice of law statute(s)), without giving effect to any conflict of laws principles that would cause the laws of any other jurisdiction other than those of the State of Delaware to apply.

16. MISCELLANEOUS.

16.1 You shall not export, directly or indirectly, any technical data acquired from the Company, or any products utilizing any such data, to any country in violation of any applicable export laws or regulations.

16.2 All notices, requests, consents, claims, demands, waivers and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the Parties at the addresses set forth below (or to such other address that may be designated by the receiving party from time to time in accordance with this Section). Notices required or permitted to be given under this Agreement shall be in writing and shall be effectively given if delivered personally or sent by email as follows:

(a)	if to You, to:

Morné Engelbrecht
[address omitted]

(b)	if to the Company (both REEcycle and Rare Resources), to:

General Counsel
REEcycle Holdings, Inc.
1125 Boren Blvd, Duncan, OK 73533
legal@reecycleinc.com

16.3 This Agreement, together with any other documents incorporated herein by reference and related exhibits and schedules, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

16.4 This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto, and any of the terms thereof may be waived only by a written document signed by each party to this Agreement or, in the case of waiver, by the party or parties waiving compliance.

16.5 If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

16.6 This Agreement may be executed in multiple counterparts and by electronic signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

If this Agreement accurately sets forth our understanding, kindly execute the enclosed copy of this letter and return it to the undersigned.

REEcycle Holdings, Inc.		Rare Resource Recycling, Inc.

By:	/s/ Justin Froneman	By:	/s/ Justin Froneman
Name:	Justin Froneman	Name:	Justin Froneman
Title:	CEO	Title:	CEO

ACCEPTED AND AGREED:

By:	/s/ Morné Engelbrecht
Name:	Morné Engelbrecht

SCHEDULE A

1.	Services: Effective as of the Effective Date, the roles and responsibilities of a publicly-traded company Chief Financial Officer (“CFO”), reporting to the Company’s Chief Executive Officer.

2.	Interim Appointment. You and the Company acknowledge and agree that the Services are intended to be interim in nature. The Company has engaged a placement agency to assist with the recruitment of a full-time CFO and will exercise commercially reasonable efforts to timely fill such role.

a.	If a permanent Chief Financial Officer is appointed while this Agreement remains in effect (the date of that appointment, the “Transition Date”), then with effect from the Transition Date you will cease to hold office as Chief Financial Officer, the Services will be advisory services in support of the transition and the Company’s financial reporting and capital markets activities, as reasonably requested by the Company (the “Advisory Services”), and this Agreement will continue for a term through the earlier of (a) 120-days following the last vesting date of any then outstanding RSU or PSU issued you (the “Outside Date”), or (b) termination in accordance with Section 9 of the Agreement. You and the Company agree that the cash compensation payable for the Advisory Services including incentives, if any, shall be an amount mutually agreed by you and the Company having regard to the expected time commitment (“Advisory Compensation Rate”), and your service during the period from the Transition Date to the Outside Date constitutes Continuous Service for the purposes of all awards outstanding under the LTIP Plan so that outstanding RSUs and PSUs continue to vest or accelerate vesting in accordance with their terms. The advisory fee takes effect the first of the month after the Transition Date; until then the Cash Compensation continues unchanged. A termination of the Advisory Services by the Company before the Outside Date other than for Cause or following your death or Disability is a termination without Cause for the purposes of Section 9 of the Agreement. Severance will be calculated at the Advisory Compensation Rate. No further Incentive accrues from the Transition Date, but the Target Incentive continues to apply for the purposes of Section 9.2(a).

3.	Policies. You will dedicate best efforts to promote the interests of the Company and act at all times in the best interests of the Company. You shall observe and comply in all respects with all applicable statutes, rules and regulations, and all requirements of all applicable regulatory, self-regulatory and administrative bodies, together with the lawful procedures, policies and codes of conduct established by the Company and in effect from time to time, including any code of ethics or business conduct adopted by the Company (including any future revisions of such policies, procedures or other codes of business conduct).

4.	Cash Compensation. Effective as of the Effective Date, you shall receive a monthly service fee of US$29,583.33 (US$355,000 per annum) (the “Cash Compensation”), paid monthly in arrears on the last Business Day of each month and exclusive of any applicable goods and services tax.

5.	Cash Incentive. Effective as of Closing, you shall be eligible to earn a monthly cash incentive (the “Target Incentive”) of US$16,270.83 (US$195,250 per annum), based on the achievement of applicable Key Performance Indicators (“KPIs”) established by the Board (including any committee thereof). The incentive payment actually made (the “Incentive”) may be greater or less than the Target Incentive, based upon the KPIs. The Target Incentive shall be pro-rated for any partial periods and shall be measured on the earlier of (a) annually within 30 days of the fiscal year end, or (b) upon termination of the Agreement in accordance with Section 9.

Sch. A-1

6.	Equity Incentive. Effective only upon Closing. You will be eligible to participate in long-term equity incentive awards under the Company’s Long-Term Incentive Plan as amended and restated from time to time (“LTIP Plan”), or similar or additional plans offered by the Company, from time to time, to its senior executives generally, in the manner and to the extent authorized by the Board in its sole discretion. The first Target Annual Equity Grant will be granted effective on the Closing Date taking into account the Effective Date of this agreement. All Awards will be granted to you personally, as an individual, and will be settled only in shares of common stock.

a.	The target amount of your annual equity grants under such plans (the “Target Annual Equity Grant”) will be established by the Board prior to the commencement of each such fiscal year, in accordance with the applicable plan rules, with the Target Annual Equity Grant for you being 196.06% of Cash Compensation (equivalent of US$696,000 per annum on the current Cash Compensation) as set out below, and with flexibility to adjust the annual grant value by up to +/- 30 percentage points below or above the Target Annual Equity Grant value. Subject to adjustment in accordance with this paragraph, your Target Annual Equity Grant under the LTIP Plan will be 196.06% of the Cash Compensation with the mix of equity vehicles (to an aggregate of 100%) being restricted stock units (“RSUs”) 40% / performance-based units (“PSUs”) 60%.

b.	The actual realized value from RSUs will be determined by the Board in its sole discretion, in accordance with the LTIP Plan rules, which will be notified to you. RSUs will vest equally (33.3%) on the 1st, 2nd and 3rd anniversary of the grant date.

c.	The realized value from PSUs will be determined by the achievement of KPIs as established by the Board and the Company’s share price performance over time. PSUs vest on the third (3rd) anniversary of the date of grant, subject to the terms of the specific agreements governing such awards.

d.	Restriction on Disposal. You must not dispose of or otherwise deal with RSUs or PSUs until the vesting conditions applicable to them have been satisfied, and any common stock issued on vesting or settlement of RSUs or PSUs will remain subject to any lock-up, holding lock or trading restriction applicable under the Business Combination Agreement, the Company’s insider trading policy or applicable securities laws until that restriction is lifted.

e.	Forfeiture. If the vesting conditions applicable to an RSU or PSU are not satisfied, the RSU or PSU will lapse and be forfeited without compensation. The Parties acknowledge that there is a real risk of forfeiture of the RSUs and PSUs at the time of grant, and that the Board has discretion under the LTIP Plan to waive or accelerate vesting.

f.	Termination. The award and grant agreements will provide for the treatment of the LTIP Plan awards granted to you on a termination of your Services as set out in Section 9 of this Agreement, which prevails over the default provisions of the LTIP Plan, and the Board or committee thereof will be requested to approve the award agreements on that basis.

g.	Potential for Additional Equity Compensation. The equity compensation contemplated by this Section 6 is not by way of limitation of any additional equity or share based compensation that may be awarded to you in connection with the Closing of the transactions contemplated by the Business Combination Agreement or otherwise.

7.	Benefits. As a contractor to the Company, you are not eligible to participate in medical, dental, vision, retirement or other employee benefit programs maintained by the Company.

Sch. A-2

8.	Tax Matters.

a.	The RSUs and PSUs (and any other Awards) are intended to be ESS interests issued under an employee share scheme to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Tax Act”) applies, such that Australian taxation of the Awards may be deferred until a deferred taxing point under that legislation. The Parties acknowledge that section 83A-325 of the Tax Act extends Division 83A to an individual who provides services to a company otherwise than as an employee, and agree that: (a) each Award will be granted to you personally under the LTIP Plan; (b) each Award will, at the time of grant, be subject to a genuine restriction on disposal (paragraph 6(d)) and a real risk of forfeiture (paragraph 6(e)); (c) each Award will be a right to acquire shares of common stock and will be settled only in shares; (d) the Company will not, without your prior written consent, take any action in respect of your Awards (including cash settlement, waiver of vesting conditions or early release of a disposal restriction) that would bring forward a deferred taxing point; (e) you confirms that you do not, and will not as a result of the Awards, hold a beneficial interest in, or rights to acquire, more than ten per cent (10%) of the shares or voting power of the Company; and (f) the Company will provide ESS statements and lodge ESS annual reports in accordance with Section 4.5 of the Agreement. This Agreement, this Schedule, the LTIP Plan and the applicable award agreements shall be interpreted and administered, to the extent reasonably possible, in a manner consistent with that intention. For the avoidance of doubt, notwithstanding the foregoing, the Company makes no representation or warranty as to the treatment of the Awards for the purposes of Australian or any other applicable tax law.

b.	Superannuation. In this clause: “Superannuation Legislation” means the Superannuation Guarantee (Administration) Act 1992 (Cth), the Superannuation Guarantee Charge Act 1992 (Cth), and any other legislation, regulation or ruling imposing or governing superannuation contribution obligations in Australia, each as amended from time to time; “SG Rate” means the charge percentage prescribed under the Superannuation Legislation from time to time; and “SG Contribution” means a superannuation contribution the Company is required to make in respect of your Services under the Superannuation Legislation.

i.	Company Compliance. The Company will make all SG Contributions required in respect of your Services to a complying superannuation fund nominated by you (or, absent a valid nomination, to your stapled fund or such other fund as the Superannuation Legislation permits), by the time required under the Superannuation Legislation.

ii.	Fees are inclusive. All Fees and other amounts payable to you under this Agreement are gross amounts inclusive of any SG Contribution. The Fees are not increased, and no additional amount becomes payable, by reason of any SG Contribution.

iii.	Gross down. Where the Company is required to make an SG Contribution in respect of an amount payable under this Agreement, the Company will reduce the cash amount otherwise payable to you by the amount of that SG Contribution, such that the cash amount payable is equal to: (Fee ÷ (1 + SG Rate)) and the SG Contribution is equal to the balance.

iv.	Rate changes and caps. If the SG Rate changes, the calculation in clause 8(b)(iii) adjusts automatically from the effective date of the change, with no change to the total amount payable by the Company. The Company is not required to make an SG Contribution in respect of any amount exceeding the maximum contribution base prescribed under the Superannuation Legislation, and clause 8(b)(iii) does not operate to reduce the cash amount payable in respect of any such excess.

Sch. A-3

v.	Retrospective determination. If it is determined at any time that the Company was required to make an SG Contribution in respect of any amount already paid to you, clauses 8(b)(iii) and 8(b)(iv) apply to that amount retrospectively, and the Company may recover the SG Contribution from you by set-off against any amount then or subsequently payable to you, or as a debt due and payable on demand. This clause 8(b)(v) does not entitle the Company to recover the administration component, nominal interest component, or any penalty under Part 7 of the Superannuation Guarantee (Administration) Act 1992 (Cth) arising from the Company’s own failure to contribute by the due date.

vi.	No effect on status. You are engaged as an independent contractor. The making of any SG Contribution is required by the extended definition of “employee” in section 12(3) of the Superannuation Guarantee (Administration) Act 1992 (Cth) and is made solely for that purpose. It does not constitute, evidence, or give rise to a relationship of employer and employee between the parties for any other purpose, and does not entitle you to any benefit, entitlement or protection applicable to employees.

9.	Closing of Business Combination. Upon completion of the Business Combination, this Agreement will be novated from the Company to HCAC or, if the parties so agree, signed by HCAC and you as a new agreement on the same terms as this Agreement (other than such changes as are necessary to reflect HCAC as contracting entity), in each case either at the Closing or as soon as reasonably practicable after the Closing and, if after the Closing, with effect on and from the Closing Date. The parties consent to such novation and agree to sign any new agreement or such other documents as the Company and HCAC may reasonably require to give effect to this paragraph 9. On and from the novation (or the new agreement) taking effect, references in this Agreement to the “Company” are to HCAC (as renamed REEcycle, Inc.). The novation (or new agreement) will not interrupt your service, which will be recognized as continuous from the Effective Date for all purposes of this Agreement and the LTIP Plan. If the Business Combination Agreement is terminated before the Closing, this Agreement continues in effect between you and the Company on its terms, other than those expressed to be effective only upon the Closing.

Sch. A-4

Agreed:

REEcycle Holdings, Inc.		Rare Resource Recycling, Inc.

By:	/s/ Justin Froneman	By:	/s/ Justin Froneman
Name:	Justin Froneman	Name:	Justin Froneman
Title:	CEO	Title:	CEO

By:	/s/ Morné Engelbrecht
Morné Engelbrecht

Sch. A-5

Schedule B

Other Engagements

You have advised the Company that you have and intend to maintain the following other service relationships:

●	Chief Financial Officer of Metals Acquisition Corp. II (NYSE: MTAL), a blank check company (since December 2025)

●	One of the managers of the sponsor of Metals Acquisition Corp. II, MAC Partners LLC (since November 2025)

●	One of the managers of the sponsor of Metals Acquisition Corp. III, MAC Partners LLC III (TBD)

●	MER Resources Limited (Director since January 2026)

●	Any successor to, or any business or asset acquired by or combined with, any of the entities above, and any other blank check company sponsored or managed by MAC Partners LLC or its affiliates from time to time, in each case including any director, officer or advisory role in the resulting company.

Agreed:

REEcycle Holdings, Inc.		Rare Resource Recycling, Inc.

By:	/s/ Justin Froneman	By:	/s/ Justin Froneman
Name:	Justin Froneman	Name:	Justin Froneman
Title:	CEO	Title:	CEO

By:	/s/ Morné Engelbrecht
Morné Engelbrecht

Sch. B-1

Exhibit A

September 25, 2026

Morné Engelbrecht
[address omitted]

Dear Mr Engelbrecht

REEcycle Holdings, Inc., a Delaware corporation (REEcycle), and its wholly owned subsidiary Rare Resource Recycling, Inc., a Texas corporation (Rare Resource) (together the Company) intends to engage you as an independent contractor, pursuant to the terms of the enclosed Amended and Restated Services Agreement (Agreement). The Agreement recognises that you are a highly skilled professional in the business of providing your services to the Company and other companies. The Service Fee has been negotiated on this basis.

The Company considers it is important to have certainty that the relationship between you and the Company is an independent contractor relationship. Under the Fair Work Act 2009 (Cth), you are eligible to provide the Company an “opt out notice”.

If you elect to provide the Company an opt out notice:

●	you acknowledge that you are an independent contractor, and not an employee of the Company; and

●	the relationship between you and the Company will be determined in accordance with the terms of the Agreement, rather than by reference the totality of the relationship including, but not limited to, how the contract is performed in practice (see section 15AA of the Fair Work Act 2009 (Cth)).

If you wish to provide an opt out notice, please sign and return the attached opt out notice within 21 days of receipt of this Agreement.

If you have any questions, please let me know.

Yours faithfully

/s/ Justin Froneman
Justin Froneman, CEO

A-1

September 25, 2026

Rare Resource Recycling, Inc.
REEcycle Holdings, Inc.
1125 Boren Blvd.
Duncan, OK 73533
Attn: Justin Froneman, CEO

Dear Mr. Froneman

I refer to my engagement with REEcycle Holdings, Inc., a Delaware corporation (REEcycle), and its wholly owned subsidiary Rare Resource Recycling, Inc., a Texas corporation (Rare Resource) (together the Company), through which I provide services pursuant to an Amended and Restated Services Agreement dated September 25, 2026 (Agreement).

I acknowledge that I am an independent contractor, and not an employee of the Company.

I hereby elect that section 15AA of the Fair Work Act 2009 (Cth) does not apply to the relationship between the Company and me. I understand that this means that the relationship between the Company and me will be determined in accordance with the terms of the Agreement, rather than by reference the totality of the relationship including, but not limited to, how the contract is performed in practice.

I consider that as at today, my earnings for work performed for the Company exceed the current contractor high income threshold provided for in regulation 1.08AA of the Fair Work Regulations 2009 (Cth), which is currently AUS$190,100.

Yours faithfully

/s/ Morné Engelbrecht
Morné Engelbrecht

A-2